Exhibit 10.1

Quicksilver Resources Inc.
2007 Executive Bonus Plan

Section 1.  Eligibility: This 2007 Executive Bonus Plan (the “Plan”) provides for awards of incentive bonuses to executives of the Company. Only executives designated by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) are eligible to participate in the Plan. The Compensation Committee is authorized to establish the criteria for determining bonuses under the Plan, including performance measures and target incentive amounts. The Compensation Committee may grant a Cash Bonus Award, an Equity Bonus Award, or a combination thereof, to an eligible executive.

Except as provided below, in order to receive a bonus under the Plan, an executive must be an active, full-time employee on the last business day of the Plan Year. The incentive bonus of a newly hired or promoted executive will be pro-rated based on the number of calendar days in the Plan Year that he or she participates in the Plan.

If an eligible executive dies or becomes disabled and unable to work during the Plan Year, an award, pro-rated based on the number of calendar days in the Plan Year that he or she participated in the Plan before his or her death or disability, will be paid to the executive or his or her beneficiary at the same time and in the same manner as awards for the Plan Year are paid to other executives; provided, however, that notwithstanding any provision of the Plan to the contrary, an Equity Bonus Award will be paid in the form of a lump sum cash payment rather than in the form of Restricted Shares. The executive’s beneficiary under the Plan will be the beneficiary designated for the executive’s group life insurance plan. If no such beneficiary has been designated, the award will be paid to the executive’s estate.

Section 2.  Definitions:

Board: The Board of Directors of the Company.

Cash Bonus Awards: An incentive bonus award granted to an eligible executive pursuant to the Plan that is paid in a lump sum cash payment.

Cash Flow from Operations: The Company’s cash flow from operations for the Plan Year, as determined in accordance with generally accepted accounting principles.

Change in Control: The occurrence of any of the following events:

(i)  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors; (B) any acquisition of Voting Stock of the Company by the Company or any subsidiary of the Company; (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; and (D) any acquisition of Voting Stock of the Company by Mercury Exploration Company, Quicksilver Energy, L.P., The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden or Thomas Darden, or their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or controlled affiliates;

(ii)  a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)  the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the consolidated assets of the Company (each, a “Business Combination Transaction”) immediately after which (A) the Voting Stock of the Company outstanding immediately prior to such Business Combination Transaction does not continue to represent (either by remaining outstanding or by being converted into Voting Stock of the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of, such Business Combination Transaction or any parent of such entity), at least 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of, such Business Combination Transaction or any parent of any such entity (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

Code: The Internal Revenue Code of 1986, as amended.

Earnings Per Share or EPS: The Company’s fully diluted Earnings Per Share as set forth in the Company’s Consolidated Statement of Earnings for the Plan Year, as determined in accordance with generally accepted accounting principles.

Equity Bonus Awards: An incentive bonus award granted to an eligible executive pursuant to the Plan that is denominated in a dollar amount but that is paid by a grant of a number of Restricted Shares having an aggregate market value on the date of grant equal to the dollar amount of the award earned under the Plan and vesting in installments of 33 1/3% on each of the first three anniversaries of the date of grant of such Restricted Shares.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Incumbent Directors: The individuals who, as of the date first set forth above, are directors of the Company and any individual becoming a director subsequent to the date hereof whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of a majority of the then-Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination).

Plan Year: January 1, 2007 through December 31, 2007.

Production: The Company’s net production at the end of the Plan Year as set forth in the Company’s audited financial statements.

Qualitative Performance Measures: Those objective and subjective factors which the Compensation Committee may, in its discretion, consider in determining each eligible executive’s award. Qualitative Performance Measures may include such factors as the Chief Executive Officer’s recommendation with respect to an executive’s potential award, and such other factors as the Compensation Committee may elect to consider in its discretion.

Quantitative Performance Levels: Performance levels based on Quantitative Performance Measures, as set forth in Table 1.

Quantitative Performance Measures: Cash Flow from Operations, Earnings Per Share, Production and Reserve Growth.

Restricted Shares: A grant of “Restricted Shares” within the meaning of and pursuant to the Quicksilver Resources Inc. 2006 Equity Plan.

Reserve Growth: The annual percentage increase in additions of proven reserves, net of revision and production, for the Plan Year.

Target Incentive: The unadjusted bonus an executive would earn under an award if each Quantitative Performance Measure is achieved at a Quantitative Performance Level equal to 100% of Budget. A Target Incentive is calculated by multiplying the executive’s base salary earned during the Plan Year by the executive’s Target Percent of Base Pay with respect to such award.

Target Percent of Base Pay: A percentage of base salary assigned to each eligible executive by the Compensation Committee with respect to each award granted under the Plan.

Voting Stock: The securities entitled to vote generally in the election of directors or persons who serve similar functions.

Weighting Factor: The weighting percentage assigned to each Quantitative Performance Measure, as set forth in Table 1.

Section 3.  Calculation of Awards: With respect to each Quantitative Performance Measure, an executive’s Target Incentive for each award is multiplied by the “Percent Target Awarded” value corresponding to the Quantitative Performance Level set forth in Table 1 for that Quantitative Performance Measure and further multiplied by the Weighting Factor applicable to that Quantitative Performance Measure. The resulting products for each Quantitative Performance Measure are then summed to obtain an executive’s potential award or awards. The Compensation Committee may, in its discretion, adjust an executive’s potential award or awards based on consideration of Qualitative Performance Measures.

If the Compensation Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Quantitative Performance Measures or corresponding Percent Targets Awarded are no longer suitable, the Compensation Committee may in its discretion modify such Quantitative Performance Measures or percentages or the related minimum acceptable level of achievement, in whole or in part, with respect to the Plan Year as the Compensation Committee deems appropriate and equitable.

Section 4.  Approval and Payment of Awards: Upon completion of the annual audit by the Company’s independent auditors of the results of the Company’s operations for the Plan Year, the Compensation Committee will, in writing, certify the extent to which the Quantitative Performance Levels for the Plan Year were met and determine the award or awards payable to each eligible executive. Payment of each Cash Bonus Award will be made in a lump sum payment in cash, and will be made no later than March 15 following the end of the Plan Year. Restricted Shares granted in payment of Equity Bonus Awards will be granted no later than March 15 following the end of the Plan Year. The Company may deduct from any award such amounts as may be required to be withheld under any federal, state or local tax laws. It is the Company’s intention that any bonus awarded under the Plan will not constitute a deferral of compensation within the meaning of Section 409A of the Code.

Section 5.  Change in Control: If a Change in Control occurs during the Plan Year, the award payable to each eligible executive for the Plan Year will be determined at the highest level of achievement of the Quantitative Performance Levels, without regard to actual performance and without proration for less than a full Plan Year. The awards will be paid at such time following the Change in Control as the Compensation Committee determines in its discretion, but in no event later than 30 days after the date of an event which results in a Change in Control. Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs during the Plan Year, each Equity Bonus Award will be paid in the form of a lump sum cash payment rather than in the form of Restricted Shares.

Section 6.  No Contract: The Plan is not and will not be construed as an employment contract or as a promise or contract to pay awards to eligible executives or their beneficiaries. The Plan does not confer upon any eligible executive any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such person’s employment or other service at any time. A leave of absence of definite length approved by the Compensation Committee will not be deemed a termination of employment for purposes of the Plan; any other leave of absence will be deemed a termination of employment for purposes of the Plan. The Plan will be approved by the Compensation Committee and may be amended from time to time by the Compensation Committee without notice. No eligible executive or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an award under the Plan.

Section 7.  Administration of the Plan: The Compensation Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an award of an incentive bonus. A majority of the Compensation Committee will constitute a quorum, and the action of the members of the Compensation Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Compensation Committee. The interpretation and construction by the Compensation Committee of any such provision and any determination by the Compensation Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination.

Section 8.  Governing Law: The Plan, all awards and all actions taken under the Plan will be governed in all respects in accordance with the laws of the State of Texas, including without limitation, the Texas statute of limitations, but without giving effect to the principles of conflicts of laws of such State.

Section 9.  Limitation on Payment of Benefits: Notwithstanding any provision of the Plan to the contrary, if any amount to be paid or provided under the Plan would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments to be paid or provided under the Plan will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by an eligible executive or the Company, the determination of whether any reduction in such payments to be provided under the Plan or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants in effect prior to the Change in Control. The fact that the executive’s right to payments may be reduced by reason of the limitations contained in this Section 9 will not of itself limit or otherwise affect any other rights of the executive other than pursuant to the Plan. In the event that any payment intended to be provided under the Plan or otherwise is required to be reduced pursuant to this Section 9, the executive will be entitled to designate the payments to be so reduced in order to give effect to this Section 9. The Company will provide the executive with all information reasonably requested by the executive to permit the executive to make such designation. In the event that the executive fails to make such designation within 10 business days of the Change in Control, the Company may effect such reduction in any manner it deems appropriate.

Table 1
QUICKSILVER RESOURCES INC.
2007 EXECUTIVE BONUS PLAN

I. Quantitative Performance Measures and Weighting Factors

Performance Measure	Weighting Factor
Earnings Per Share (EPS)	20%
Cash Flow from Operations	20%
Production	35%
Reserve Growth	25%

II. Determination of Targets Attained

Quantitative Performance Levels[1]	Percent Target Awarded
120% of Budget or greater	200.00%
119% of Budget	175.00%
118% of Budget	175.00%
117% of Budget	175.00%
116% of Budget	175.00%
115% of Budget	175.00%
114% of Budget	150.00%
113% of Budget	150.00%
112% of Budget	150.00%
111% of Budget	150.00%
110% of Budget	150.00%
109% of Budget	125.00%
108% of Budget	125.00%
107% of Budget	125.00%
106% of Budget	125.00%
105% of Budget	125.00%
104% of Budget	100.00%
103% of Budget	100.00%
102% of Budget	100.00%
101% of Budget	100.00%
100% of Budget	100.00%
99% of Budget	90.00%
98% of Budget	90.00%
97% of Budget	90.00%
96% of Budget	90.00%
95% of Budget	90.00%
94% of Budget	80.00%
93% of Budget	80.00%
92% of Budget	80.00%
91% of Budget	80.00%
90% of Budget	80.00%
89% of Budget	70.00%
88% of Budget	70.00%
87% of Budget	70.00%
86% of Budget	70.00%
85% of Budget	70.00%
84% of Budget	60.00%
83% of Budget	60.00%
82% of Budget	60.00%
81% of Budget	60.00%
80% of Budget	60.00%
Less than 80% but more than 50% of Budget	50.00%
50% of Budget or below	25.00%[2]

“Budget” represents (i) with respect to Earnings Per Share, Cash Flow from Operations and Production, the applicable performance measure budgeted for the Plan Year in the Company’s 2007 Budget (the “2007 Budget”) approved by the Board on January 11, 2007, and (ii) with respect to Reserve Growth, the performance goal established by the Compensation Committee for purposes of the Plan on April 10, 2007.

The Quantitative Performance Levels for the Plan Year will be calculated so as to exclude the effects of any extraordinary or nonrecurring events (including any material restructuring charges, financial or otherwise), or any changes in accounting principles, acquisitions or divestitures, and may be adjusted as otherwise permitted by the Equity Plan.

1 Actual performance will be rounded to the closest whole percentage of Budget to determine the Quantitative Performance Level attained.

2 The Percent Target Awarded for a Quantitative Performance Level less than 50% of Budget may be any percent from 0 to 25%, at the discretion of the Compensation Committee.